Moody National REIT II, Inc. POS AM

EXHIBIT 10.10

HOTEL MANAGEMENT

AGREEMENT

Residence Inn – Austin, Texas

between

MOODY NATIONAL LANCASTER-AUSTIN MT, LLC

and

MOODY NATIONAL HOSPITALITY MANAGEMENT, LLC

EFFECTIVE DATE: October 15, 2015

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HOTEL MANAGEMENT AGREEMENT

This Hotel Management Agreement (“Agreement”) is made as of October 15, 2015 by and between MOODY NATIONAL LANCASTER-AUSTIN MT, LLC, a Delaware limited liability company, whose principal place of business is 6363 Woodway, Suite 110, Houston, Texas 77057 (“Owner”), and MOODY NATIONAL HOSPITALITY MANAGEMENT, LLC, a Texas limited liability company, whose principal place of business is 6363 Woodway, Suite 110, Houston, Texas 77057 (“Manager”).

RECITALS

WHEREAS, Moody National Lancaster-Austin Holding, LLC (“Landlord”) owns that certain tract of land located at 1200 Barbara Jordan Blvd., Building 4, Austin, TX 78723 (“Land”), upon which has been constructed a hotel known as the Residence Inn Austin (“Hotel”);

WHEREAS, Owner leases the Hotel from Landlord pursuant to a Hotel Lease Agreement dated concurrently herewith (as it may have been, or may be, subsequently amended, modified or supplemented (“Master Lease”));

WHEREAS, Manager is engaged in the business of managing hotels and Manager is experienced in the various components of managing a hotel;

WHEREAS, subject to the terms and provisions of this Agreement, Owner desires to have Manager manage and operate the Hotel; and

WHEREAS, Manager desires to perform such services on behalf, and for the account, of the Owner in accordance with the terms hereof.

NOW THEREFORE, in consideration of the foregoing recitals and the premises and the mutual covenants herein contained, the parties hereto agree as follows:

ARTICLE I

DEFINED TERMS

Section 1.1

“Accounting Period” shall mean each of twelve (12) accounting periods of one (1) calendar month occurring each Fiscal Year.

Section 1.2

“Affiliates” (or Affiliate) shall mean any parent, subsidiary, affiliated or related corporation or other entity of Manager or Owner, or any officer, director, employee or stockholder of Manager or Owner or of any said parent, subsidiary, affiliated or related corporation or other entity, except a stockholder owning less than fifty percent (50%) of the issued and outstanding stock of Manager or Owner or of such parent, subsidiary, affiliated or related corporation or other entity directly or indirectly, who controls, is controlled by or is under common control provided however, for the purposes of to whom this Agreement may be assigned under Section 16.1 hereof, officers, directors and employees shall not be deemed to be Affiliates. For purposes of this definition, the term “control” (including the terms “controlling,” “controlled by” and “under common control with”) of means the possession, directly or indirectly, of the power: (i) to vote more than fifty percent (50%) of the voting stock of any such entity; or (ii) to direct or cause the direction of the management and policies of any such entity, whether through the ownership of voting stock, by contract or otherwise.

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Section 1.3

“Annual Business Plan” shall have the meaning set forth in Section 9.1 hereof.

Section 1.4

“Base Management Fee” shall have the meaning set forth in Section 10.1 hereof.

Section 1.5

“Capital Renewals” shall mean a collective term for (a) normal capital replacements of, or additions to, FF&E, and (b) special projects designed to maintain the Hotel in a first-class condition in accordance with the standards contemplated by this Agreement, including without limitation, renovation of the guest room areas, public space, food and beverage facilities, or back of the house areas, which projects will generally comprise replacements of, or additions to, FF&E, but may include revisions and alterations to the Hotel; most of the expenditures for such special projects will be capitalized, but a portion thereof may be currently expended, such as the purchase of smaller items of FF&E, or expenditures which are ancillary to the overall project but which are properly chargeable to “Property Operations and Maintenance” under the Uniform System.

Section 1.6

“Capital Renewals Budget” shall mean a budget covering the estimated Capital Renewals for three (3) years which indicates in reasonable detail the replacements of, or additions to, FF&E, and the nature of the special projects covered thereby, as approved by the Owner.

Section 1.7

“ERISA” shall mean the Employees Retirement Income Security Act of 1974, as amended.

Section 1.8

“Fiscal Year” shall mean a Calendar Fiscal Year starting on January 1 and ending on December 31 or portion thereof depending upon the Management Commencement Date.

Section 1.9

“Franchise Agreement” shall mean that certain Franchise Agreement by and between Franchisor and Owner (as franchisee), as may be amended from time to time, and any subsequent and/or future franchise agreements entered into by Owner (as franchisee) Franchisee regarding the Hotel.

Section 1.10

“Franchisor” shall mean Marriott International, Inc.

Section 1.11

“Furniture, Fixtures, and Equipment” (“FF&E”) shall mean all furniture, furnishings, light fixtures, outfittings, apparatus, equipment and all other items of personal property customarily installed in, held in storage for use in, used in or required for use in connection with the operation of the Hotel.

Section 1.12

“Gross Operating Revenues” shall mean all receipts, revenues, income and proceeds of sales of every kind received by Manager directly or indirectly from the operation of the Hotel, and shall include, without limitation: room rentals; rent or other payments received from sub-tenants, licensees, and occupants of commercial and retail space located in the Hotel; the proceeds of insurance received by Owner or Manager with respect to use and occupancy or business interruption insurance; deposits forfeited and not refunded; frequent guest program payments; and any amount recovered in any legal action or proceeding or settlement thereof which amount represents and was directly related to, the collection of accounts receivables, cancellation fees or other uncollected revenue. Gross Operating Revenues shall exclude all sales and excise taxes and any similar taxes collected as direct taxes payable to taxing authorities; gratuities or service charges collected for payment to and paid to employees; credit or refunds to guests; proceeds of insurance, save and except for proceeds of insurance with respect to use and occupancy or business interruption insurance; proceeds of sales of property attributable under the accrual method of accounting, pursuant to generally accepted accounting practice or the Uniform System to a different Fiscal Year; proceeds from condemnation or casualty; interest earned on the Reserve Fund (as defined herein); and financing proceeds obtained by the Owner.

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Section 1.13

“Group Services” shall have the meaning set forth in Section 5.2 hereof.

Section 1.14

“Hazardous Materials” shall mean any substance or material containing one or more of any of the following: “hazardous material,” “hazardous waste,” “hazardous substance,” “regulated substance,” “petroleum,” “pollutant,” “contaminant,” or “asbestos,” as such terms are defined in any applicable environmental law, in such concentration(s) or amount(s) as may impose cleanup, removal, monitoring or other responsibility under any applicable environmental law, or which may present a significant risk of harm to guests, invitees or employees of the Hotel.

Section 1.15

“Hotel” shall mean the Residence Inn referred to in the first recital herein consisting of 208 units.

Section 1.16

“House Profit” shall mean the excess, during each Fiscal Year (and proportionately for any period less than a Fiscal Year), of Gross Operating Revenues over expenses and deductions incurred in the operation of the Hotel by Manager in fulfilling its duties hereunder during such period, determined in accordance with the accounting system established by the Uniform System (except as modified by this Agreement). In arriving at House Profit, the following expenses shall be proper deductions from Gross Operating Revenues insofar as they relate to the operation of the Hotel: salaries, wages, fringe benefits, payroll taxes, workers’ compensation costs, and other costs related to Manager’s employees in or assigned to the Hotel, including Area Manager and Regional Director, including, without limitation, any claim for wrongful discharge and/or discrimination which expenses are not paid by insurance (provided, however, if such claim is determined to have been caused by the negligence or willful misconduct of any Key Employee, the amount for which Manager is required to indemnify Owner pursuant to this Agreement and has in fact paid to Owner, shall not be a deduction); department expenses; administrative and general expenses; credit card and collection expenses; and the cost of Hotel advertising and business promotion and public relations; heat, light and power; routine repairs, maintenance, landscaping, snow removal, and minor alterations including the cost of maintenance contracts for equipment and any insurance costs related thereto; costs of sales and the cost of replacing inventories and fixed asset supplies consumed in the operation of the Hotel such as linen, china, glassware, silver, uniforms and similar items; sales or excise taxes on goods or services provided to the Hotel; a reasonable reserve for uncollectible accounts receivable as determined by Manager; all costs and fees of independent accountants or other third parties who perform services required or permitted hereunder on behalf of the Hotel; the cost and expense of technical consultants and operational experts for specialized services provided to the Hotel; the Base Management Fee; rental payments on telephone leases, long distance access systems, and other operational leases approved by Manager; all costs or expenses incurred under any franchise, such as franchise fees if applicable, system charges for such items as reservations, frequent traveler programs, and airline points, system advertising or promotional costs, but excluding the initial fees paid in consideration of granting any franchise; and all other out of pocket actual costs and expenses and fees incurred by the Manager in the proper and efficient operation of the Hotel, including, but not limited to, all licenses, travel costs, and out-of-pocket expenses of employees of Manager or its Affiliates employed at the Hotel or performing services for the Hotel such as fax, postage, telephone and express mail.

Section 1.17

“Independent Auditor” shall mean a reputable national firm of independent certified public accountants having hotel experience, recommended by Manager from time to time and approved by Owner.

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Section 1.18

“Key Employees” shall mean (to the extent such positions exist): (a) at the Hotel level, any salaried manager including Area Manager and (b) at the corporate level, positions at or below Vice President Hospitality.

Section 1.19

“Legal Requirements” shall mean all public laws, statutes, ordinances, orders, rules, regulations, permits, licenses, authorizations, directions and requirements of all governments and governmental authorities, which, now or hereafter, may be applicable to the Hotel premises and the operation thereof, including, without limitation, those relating to zoning, building, life/safety, environmental and health, employee benefits, and providing continued health care coverage under ERISA.

Section 1.20

“Management Commencement Date” shall be October 15, 2015.

Section 1.21

“Manager” shall mean Moody National Hospitality Management, LLC, and its permitted successors and assigns.

Section 1.22

“Net Operating Income” shall mean House Profit less property taxes and insurance expense.

Section 1.23

“Operating Funds” shall have the meaning set forth in Section 7.2 hereof.

Section 1.24

“Operating Supplies” shall mean all chinaware, glassware, linens, silverware, uniforms, utensils and other similar items necessary to the operation of the Hotel.

Section 1.25

“Termination Fee” shall have the meaning set forth in Section 12.3 hereof.

Section 1.26

“Reserve Fund” shall have the meaning set forth in Section 7.3.

Section 1.27

“Uniform System” shall mean the Uniform System of Accounts for the Lodging Industry, “Tenth Revised Edition”, 2006, as revised and adopted by the Hotel Association of New York City, Inc., from time to time and as modified by applicable provisions of this Agreement.

Other terms are defined in the Recitations and the further provisions of this Agreement, and shall have the respective meanings there ascribed to them.

ARTICLE II

ENGAGEMENT OF MANAGER
AND COMMENCEMENT OF MANAGEMENT OF THE HOTEL

Section 2.1

Engagement of Manager to Manage Hotel. Owner hereby appoints Manager as Owner’s exclusive independent contractor, subject to the terms of this Agreement, to supervise, direct and control the management and operation of the Hotel, and Manager hereby undertakes and agrees to perform, as an independent contractor of and for the account of Owner, all of the services and to comply with all of the provisions of this Agreement.

Section 2.2

Management Commencement Date and Takeover Activities.

A.

Manager shall assume management and operation of the Hotel at 12:00:01 AM on the Management Commencement Date.

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B.

In connection with assuming management of the Hotel, Manager must undertake certain activities prior to and following the Management Commencement Date. These activities (“Takeover Activities”) shall include, without limitation, the following: (i) recruiting, relocating, training, and employing certain management staff required for the Hotel; (ii) assisting Owner (as requested) in applying for and procuring (in Manager’s name and/or Owner’s name as required by local authorities) all licenses and permits required for the operation of the Hotel, including, but not limited to, all licenses for the sale of alcoholic beverages (if applicable); and (iii) any other activities customarily required in order to assume management responsibilities of a hotel under current operation or newly constructed hotel (as applicable), including, but not limited to verifying inventories and other closing allocations on closing statements.

Section 2.3

Representations of Manager. Manager represents that it is experienced and capable in the planning, decorating, furnishing, equipping, promoting, management, and operation of hotels, and Manager covenants and agrees to manage and operate the Hotel and to protect and preserve the assets that comprise the Hotel. Manager covenants and agrees to manage and operate the Hotel in accordance with the standards and specifications set forth in the Franchise Agreement for the Hotel, so long as Owner provides sufficient capital to enable Manager to operate the Hotel in good standing under the Franchise Agreement, and in accordance with the Annual Business Plan. Manager represents and acknowledges that as of the Management Commencement Date Manager will cause the Hotel to be adequately staffed and capable of operating.

ARTICLE III

OPERATION OF THE HOTEL AFTER
THE MANAGEMENT COMMENCEMENT DATE

Section 3.1

Authority of Manager. On and after the Management Commencement Date, the Manager shall have the exclusive authority and duty to direct, supervise, manage and operate the Hotel in an efficient and economical manner and to determine the programs and policies to be followed in connection therewith, all in accordance with the provisions of this Agreement and the Annual Business Plan. Subject to the provisions of this Agreement and the Annual Business Plan, Manager shall have the discretion and control in all matters relating to the management and operation of the Hotel. Without limiting the generality of the foregoing, Manager shall have the authority and duty consistent with the Annual Business Plan to:

A.

Recruit, employ, relocate, pay, train, supervise, and discharge all employees and personnel necessary for the operation of the Hotel in a manner consistent with Manager’s practices at other comparable hotels managed and operated by Manager (taking into account locational differences). Included in the foregoing shall be the determination of all personnel policies, which shall be in writing;

B.

Establish all prices, price schedules, rates and rate schedules, rents, lease charges, concession charges, and, in connection therewith, the supervision, direction and control of the collection, receipt and giving of receipts for all services or income of any nature from the Hotel’s operations;

C.

Supervise and maintain complete books and records, including without limitation, the books of accounts and accounting procedures of the Hotel which shall at all times be kept at the Hotel or in its Affiliate’s corporate office or other suitable location pursuant to the operation of centralized accounting services;

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D.

Administer leases, license and concession agreements for all public space at the Hotel, including all stores, office space and lobby space. Manager shall not, without first obtaining Owner’s prior written consent, enter into any space leases. All such leases shall be in Owner’s name and may be executed by Manager on Owner’s behalf;

E.

Keep the Hotel and the Furniture, Fixtures, and Equipment in good order, repair and condition, including, without limitation, making necessary replacements, improvements, additions and substitutions to the Hotel, subject to the approved Annual Business Plan and in conformity with all Legal Requirements and in accordance with the Franchisor’s standards for the operation of the Hotel;

F.

Negotiate and enter into, on behalf of the Owner, service contracts and licenses required in the ordinary course of business in operating the Hotel, including, without limitation, contracts for life/safety systems maintenance, electricity, gas, telephone, cleaning, elevator and boiler maintenance, air conditioning maintenance, master television service, master internet service, laundry and dry cleaning, and other services which Manager deems advisable; provided however, any contract for a term in excess of one (1) year or an annual payment in excess of Ten Thousand and No/100 Dollars ($10,000.00) shall be approved by Owner, which approval shall not be unreasonably withheld or delayed;

G.

Negotiate and enter into, on behalf of Owner, agreements for banquet facilities and guest rooms and agreements to provide entertainment for the Hotel, and licenses for copyright music and videos;

H.

Supervise and purchase or arrange for the purchase in the most economical manner of all inventories, provisions, and Operating Supplies, which, in the normal course of business, are necessary and proper to maintain and operate the Hotel in accordance with the Annual Business Plan;

I.

Timely prepare and submit to Owner the Annual Business Plan as hereinafter described;

J.

Perform such other tasks as are customary and usual in the operation of a hotel of a class and standing consistent with the Hotel’s facilities;

K.

Operate the Hotel in accordance with the standards and specifications set forth in the Franchise Agreement for the Hotel so long as Owner provides sufficient capital to enable Manager to operate the Hotel in good standing under the Franchise Agreement;

L.

Provide risk management services in accordance with the terms of this Agreement;

M.

Manager will not permit the presence, use, storage, handling or disposal of any Hazardous Materials on the Hotel premises and in violation of any Legal Requirements and regardless of whether or not a given Hazardous Material is permitted on the Hotel premises under applicable Legal Requirements, Manager shall only bring on the premises such Hazardous Materials as are needed in the normal course of business of the Hotel; and

N.

Subject to Article XVII, administer and remit all real estate, personal property taxes, and ad valorem property taxes, assessments and similar charges on or relating to the Hotel during the Term of this Agreement.

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Section 3.2

Employees. Manager or an Affiliate of Manager shall at all times be the employer of all employees in the Hotel. Owner’s and Manager’s agents and employees who provide consulting services to Manager in connection with the Hotel, shall be acting as the agent of the Owner. Manager shall have complete authority over pay scales and all benefit plans as long as the pay scales and benefits plans are reasonable and competitive in the market and consistent with those at comparable hotels managed by Manager or its Affiliates.

Section 3.3

Independent Contractors. Manager may hire independent contractors to provide such legal, accounting and other professional services as Manager deems necessary or appropriate in the ordinary course of business in connection with the operation of the Hotel and at an expense approved by Owner and itemized in the Annual Business Plan.

ARTICLE IV

OPERATING EXPENSES PAID BY OWNER

Section 4.1

Expenses Incurred by Manager on Behalf of Owner. Everything done by Manager in the performance of its obligations and all expenses incurred under this Agreement shall be for and on behalf of Owner and for its account except the services referred to in Article V hereof, which shall be rendered and performed by Manager or its Affiliates at their expense and not separately charged to Owner, except as otherwise provided in Article V.

Section 4.2

Liabilities to Third Parties. Except to the extent provided in Article XVIII hereof or elsewhere herein, all liabilities to third parties arising in the course of business of the Hotel are and shall be the obligations of Owner, and Manager shall not be liable for any of such obligations by reason of its management, supervision and operation of the Hotel for Owner.

Section 4.3

Manager Not Obligated to Advance Own Funds. Neither Manager nor any of its Affiliates shall be obligated to advance any of its own funds to or for the account of Owner, nor to incur any liability unless Owner shall have furnished Manager with funds necessary for the discharge thereof prior to incurring such liability. If Manager shall have advanced any funds in payment of an expense in the maintenance and operation of the Hotel, Manager shall promptly provide Owner with written notice upon making Owner such advances and Owner shall reimburse Manager therefor no later than five (5) days after receipt of such notice. Notwithstanding the foregoing, Manager shall pay from its own funds the expenses hereinafter described in Section 5.1 hereof.

ARTICLE V

SUPPORT SERVICES PAID BY MANAGER’S AFFILIATES

Section 5.1

Normal Consulting Services of Manager’s Affiliates. Except as hereinafter provided in Section 5.2, after the Management Commencement Date, the normal consulting services of the corporate officers and employees of Manager’s Affiliates, including its corporate executives for operations, room operations, food and beverage, sales and marketing, finance and administration, real estate, and accounting (excluding the Accounting Fee and Revenue Management Fee), to be rendered from time to time to Manager in connection with the operations of the Hotel, shall be provided by Manager’s Affiliates to Manager at Manager’s sole cost and expense and not charged to Owner.

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Section 5.2

Exceptions for Certain Support Services of Manager’s Affiliates. Notwithstanding the foregoing, Owner shall reimburse Manager for: (i) the appropriate and pro-rata share of salaries, wages or benefits of any officers, directors or employees of Manager or Manager’s Affiliates who shall be regularly or temporarily employed or assigned on a full-time basis at the Hotel or providing regular services to the Hotel, including human resources support, accounting support and the Regional Director of Operations, subject to the prior written approval of Owner, unless included in the Annual Business Plan; (ii) personnel providing legal services to Manager in connection with matters involving the Hotel, which services shall be charged at rates which approximate Manager’s Affiliates’ costs associated with such personnel and which services, unless included in the Annual Business Plan, shall be subject to the prior written approval of Owner; (iii) the out-of-pocket expenses directly related to the operation and management of the Hotel; and (iv) certain other services (“Group Services”) best provided to Owner and Manager’s Affiliates on a group rather than on an individual basis, including, without limitation, any insurance program Manager may institute. Manager and its Affiliates may profit from such programs and services through volume rebates, rate reductions, and other incentives from outside vendors, through markups, internal profits, and other benefits. Manager’s intention is to make available to Owner certain benefits of group or national purchasing programs on a number of items that can be used by or at the Hotel, although Manager cannot and does not assure or represent that any item or that the total of items purchased through any Group Services program will be at a cost lower than may otherwise be available to Owner or the Hotel from other sources. Owner hereby acknowledges the foregoing disclosure and consents to the retention by Manager or its Affiliates of such rebates, incentives, profits and other benefits which are paid, accrue to, or are retained by Manager in connection with the Group Services programs Owner elects to participate in. Owner specifically acknowledges and stipulates that Manager, in its capacity as operator of the Hotel or otherwise, is not acting as a fiduciary to Owner in connection with any aspect of Group Services. Further, Owner agrees that Manager is not required to disclose to Owner any profit, rebate, markup, incentive or other similar payment that Manager receives or retains from any markup or other source, including third party vendors and suppliers and Affiliates of Manager, such disclosure being specifically waived. Owner hereby waives any claim it might have to any profit, rebate, markup, incentive or similar sum which Manager or an Affiliate of Manager receives or retains in connection with purchases for the Hotel through any Group Services program, if any.

ARTICLE VI

COMPLIANCE WITH LAWS

Section 6.1

Compliance by Manager and Owner After Management Commencement Date. Manager shall make all reasonable efforts, at expense of Owner, to comply with all Legal Requirements, including but not limited to, all laws, rules, regulations, requirements, orders, notices, determinations and ordinances of any governing authority, including, without limitation, the state and local liquor authorities, and the requirements of any insurance companies covering any of the risks against which the Hotel is insured (provided, however, if such noncompliance is determined to have been caused by the gross negligence or willful misconduct of the Manager, the amount for which Manager is required to indemnify Owner pursuant to Article XVIII hereof shall not be an expense of Owner and Manager shall reimburse Owner or pay same directly). If the cost of compliance exceeds Two Thousand Dollars ($2,000) in any instance, Manager shall promptly notify Owner, and Owner shall promptly provide Manager with funds for the payment of such costs.

Section 6.2

Owner’s Right to Contest or Postpone Compliance. With respect to a violation of any such laws or rules, the Owner shall have the right to contest any of the foregoing and postpone compliance pending the determination of such contest, if so permitted by law and not detrimental to the operation of the Hotel but in such event, Owner shall indemnify and hold harmless Manager from any loss, cost, damage or expense, resulting solely from such postponement.

Section 6.3

Manager’s Right to Terminate Agreement. Notwithstanding anything in this Agreement to the contrary and subject to Section 12.4, if within thirty (30) days of receiving Manager’s written request, Owner fails to approve the changes, repairs, alterations, improvements, renewals or replacements to the Hotel which Manager determines in its reasonable judgment are necessary to (i) protect the Hotel, Owner and/or Manager from innkeeper liability exposure; or (ii) ensure material compliance with any applicable code requirements pertaining to life safety systems requirements; or (iii) ensure material compliance with any and all Legal Requirements including, but not limited to, all state, local, or federal employment law, including, without limitation, the Americans with Disabilities Act, then Manager may thirty (30) days after providing Owner an additional notice regarding its termination and, terminate this Agreement any time after the expiration of such second thirty (30) day notice period upon seven (7) days’ written notice.

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ARTICLE VII

Operating ACCOUNT and OPERATING FUNDS

Section 7.1

Manager shall establish and implement Owner’s cash management plan. Manager shall establish, at such bank(s) designated by the Owner, at least two hotel accounts necessary for the operation of the Hotel (collectively, the “Agency Accounts”). The Agency Accounts are the property of Owner and Owner may not more frequently than weekly direct Manager to distribute into the Owner Account, within one (1) business day after receipt of notice from Owner, any funds remaining in the Operating Account after accrued fees and expenses have been either disbursed.

A.

Owner Account. Manager shall deposit all monies from the operation of the Hotel and due to Owner into a depository account for the sole benefit of Owner. Manager may endorse any and all checks drawn to the order of Owner for deposit in the Owner Account, however, Manager shall have no rights to withdrawal any monies from the Owner Account, or otherwise direct, any such funds into the Operating Account (as defined below).

B.

Operating Account. Owner will supply to Manager any working capital for the operation of the Hotel, which sum shall be deposited into one or more separate operating accounts to assure the timely payment of expenses of the Hotel in accordance with the Franchise Agreement and Annual Business Plan (the “Operating Account”). If at any time during the Term, the funds available from the Hotel operations for the payment of any of the costs of the Hotel, including Manager’s Management Fee and reimbursable expenses, shall be insufficient to pay the same as they become due and payable, Owner shall within five (5) days of written request from Manager, deposit sufficient funds in the Hotel bank accounts to make such payments. Business days shall exclude Saturdays, Sundays and all statutory holidays observed under the laws of the state where the Hotel is located.

Section 7.2

Operating Funds. From time to time if and as required, Owner shall maintain cash in the Operating Account (“Operating Funds”) sufficient in amount to properly operate the Hotel (including amounts sufficient to pay those expenses described as deductions from Gross Operating Revenues). If at any time during the Term, the Operating Funds on hand fall below $35,000 (the “Minimum Balance”), Owner shall, within five (5) days after Manager’s written notice to Owner, deposit in the Operating Account additional funds in an amount equal to the difference between the Operating Funds then on hand and the Minimum Balance. The Operating Funds shall at all times be the property of the Owner.

Section 7.3

Reserve Fund Account. There shall be established the Reserve Fund in an interest bearing account in a bank selected by Owner and approved by Manager which approval shall not be unreasonably withheld. The Reserve Fund shall at all times be the property of the Owner (or, if so provided in the Master Lease, the Landlord). Any amounts remaining in the Reserve Fund at the end of each Fiscal Year will be carried forward until fully expended, but shall not be credited against required contributions to the Reserve Fund for any subsequent Fiscal Year. Owner shall deposit into a reserve fund (“Reserve Fund”) an annual amount of up to Four Percent (4%) of Gross Operating Revenues (the “FF&E Percentage Contribution”). Manager shall deduct the FF&E Percentage Contribution on a monthly basis from Gross Operating Revenues and deposit such amount in the Reserve Fund. The Reserve Fund shall be used only for additions or replacements to FF&E and Capital Renewals as contemplated by the Capital Renewals Budget. It is understood that the amounts to be reserved for Capital Renewals under this Section 7.3 may not represent the amounts which may be required in later years to keep the Hotel in the condition contemplated by this Agreement and, accordingly, the parties recognize that the Capital Renewals Budgets in future years may call for additional expenditures in excess of the amounts being reserved therefor under this Section 7.3,which additional expenditures, if necessary, shall be paid from the Operating Funds (such expenditure shall not be considered an expense in calculating House Profit) and the balance, if any, shall be paid by Owner. Notwithstanding anything herein to the contrary, in the event Owner’s lender (or any other lender for whose benefit the Hotel has been encumbered by mortgage, deed of trust, or like agreement) requires the same or greater reserve requirements, and Owner provides Manager reasonable evidence to this effect, the Reserve Fund shall not be required.

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ARTICLE VIII

BOOKS, RECORDS AND FINANCIAL STATEMENTS

Section 8.1

Accounting System. Manager shall keep full and adequate books of account and other records reflecting the results of operation of the Hotel on an accrual basis, all substantially in accordance with the Uniform System. The Fiscal Year used by Manager will consist of twelve (12) Accounting Periods of one (1) calendar month each. Except for such books and records as Manager may elect to keep in its Affiliate’s corporate office or other suitable location pursuant to the operation of centralized accounting services, the books of account and all other records relating to, or reflecting the operation of, the Hotel shall be kept at the Hotel and shall be available to Owner and its representatives at all reasonable times for examination, audit, inspection and transcription. All of such books and records, including, without limitation, books of accounts, guest records and front office records, at all times shall be the property of Owner and shall not be removed from the Hotel by Manager without notifying Owner. Upon termination of this Agreement, all the books and records shall be turned over to Owner to ensure the orderly continuation of the operation of the Hotel, but the books and records shall thereafter be available to the Manager at all reasonable times for inspection, audit, examination and transcription.

Section 8.2

Financial Statements. Manager shall deliver to Owner within twenty-one (21) days after the end of each Accounting Period a profit and loss statement showing the results of the operation of the Hotel for such Accounting Period and the Fiscal Year to date and a balance sheet as of the close of such Accounting Period. Manager shall deliver to Owner within thirty (30) days after the end of each Fiscal Year a profit and loss statement showing the result of operation of the Hotel during such Fiscal Year, and the House Profit, if any, and Net Operating Income, for such Fiscal Year and a balance sheet for the Hotel as of the close of such Fiscal Year. Manager shall, if Owner elects to conduct an audit, cooperate with the Independent Auditor so as to allow the Independent Auditor to deliver audited financial statements to Owner within ninety (90) days after the end of each Fiscal Year. Any disputes as to the contents of any such statements or any accounting matter hereunder, shall be determined by the independent auditor mutually agreed upon by Owner and Manager (the “Independent Auditor”) whose decision shall be final and conclusive on Manager and Owner, the expense for which shall be an operating expense.

Section 8.3

Initial Accounting Records. Owner shall provide Manager with opening balance sheet entries for Manager’s use within fifteen (15) days following the Management Commencement Date, and Manager shall not be responsible for any reconstruction of accounting records prior to the Management Commencement Date. Manager shall not be responsible for the submission of a completed profit and loss statement prior to thirty (30) days after the receipt of the balance sheet entries. Owner acknowledges that Manager has no knowledge of and cannot certify the accuracy of any historical financial information provided to Manager by Owner.

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ARTICLE IX

ANNUAL BUSINESS PLAN

Section 9.1

Preparation of Annual Business Plan. Manager shall submit to Owner as soon as reasonably practicable after the Management Commencement Date a forecast of performance for the balance of the year in which the Management Commencement Date Occurs. Thereafter, at least thirty (30) days prior to the end of each Fiscal Year, Manager shall submit an annual business plan for the succeeding Fiscal Year (“Annual Business Plan”). The Annual Business Plan shall include: an operating budget showing estimated Gross Operating Revenues, department profits, operating expenses, House Profit and Net Operating Income for the forthcoming Fiscal Year for the Hotel; a marketing plan; a Capital Renewals Budget; all in reasonable detail and, where appropriate, with the basis for all assumptions expressly set forth. Owner shall review the Annual Business Plan and either approve or notify Manager of any objections to the Annual Business Plan in writing within twenty (20) days of its receipt thereof. Owner’s approval of the Annual Business Plan shall not be unreasonably withheld or delayed. The parties will attempt to resolve in good faith any objections by Owner within thirty (30) days following Manager’s receipt of Owner’s disapproval.

Section 9.2

Annual Business Plan Disputes. If Manager and Owner are unable to agree upon an Annual Business Plan or any details thereof, the final Annual Business Plan shall be determined by arbitration in accordance with the provisions of Section 19.7 hereof, it being understood that only those details, line items or portions of the Annual Business Plan which are in dispute shall be the subject of such arbitration. Pending the conclusion of any such arbitration proceeding, the Annual Business Plan for all purposes under this Agreement shall be as follows: (a) the undisputed items shall be as set forth in the proposed Annual Business Plan and (b) the disputed items shall be modified by increasing the actual expenses incurred by the Hotel during the prior year in accordance with the Consumer Price Index (for purposes hereof, Consumer Price Index shall mean Consumer Price Index-Cities-All Urban Consumers (1982-84=100), issued by the Bureau of Labor Statistics of the United States Department of Labor). Owner and Manager agree that arbitration or mediation shall be the sole procedure for resolving any dispute regarding the Annual Business Plan.

Section 9.3

Deviations from Annual Business Plan. Manager shall diligently pursue all feasible measures to enable the Hotel to adhere to the Annual Business Plan, provided, however, Owner acknowledges and agrees that Manager will not be responsible for any variances from the Annual Business Plan. In the event that Manager determines that circumstances require that there be material changes in the Annual Business Plan, Manager shall so notify Owner as soon as practically possible after the need for such changes becomes apparent. Such determination is made when the annual amount in a specified department described below is forecasted to exceed the budgeted amount set forth in the Annual Business Plan as reflected in the monthly forecast. For purposes of this Section 9.3, (i) a variation of more than ten percent (10%) below or in excess of the amount set forth in the Annual Business Plan for either the Sales & Marketing department or the Repairs & Maintenance department; or (ii) a variation of more than ten percent (10%) in excess of the amount set forth in the Annual Business Plan for any other major deduction category in calculating House Profit (e.g., a department such as General and Administrative), shall be deemed to be material. Any such material change shall be subject to Owner’s approval; provided, however, Owner’s approval shall not be required to the extent such material change consists of: (a) expenses which are deducted from House Profit, (b) expenses which are nondiscretionary by virtue of being determined by a third party or governmental entity, such as minimum wages under collective bargaining agreements, utility costs, franchise fee increases, changes in franchise standards and sales taxes, (c) the amount of increased expenses resulting directly from increases in volume, provided that, departmental profit margins and House Profit margins are not diminished or otherwise negatively affected or (d) expenditures as may be required if Manager reasonably believes such expenditure to be required by any emergency situation imminently threatening life, health or safety (provided that Manager shall notify Owner of such emergency and the need for such expenditure in advance or if not possible in advance then as soon as practicable). Notwithstanding anything herein to the contrary, Manager is not warranting or guaranteeing in any respect the actual operating results of the Hotel.

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ARTICLE X

MANAGER’S FEES AND REIMBURSEMENTS

Section 10.1

Base Management Fee. During each Fiscal Year after the Management Commencement Date (and for a fraction of any partial Fiscal Year), in consideration of the services Manager is to render under this Agreement, Manager will be paid a fee (“Base Management Fee”) at the rate of four percent (4%) of Gross Operating Revenues per Fiscal Year. The Base Management Fee will be paid in installments by deducting such fee from Gross Operating Revenues immediately following each Accounting Period at the rate of four percent (4%) of Gross Operating Revenues for that Accounting Period.

Section 10.2

Accounting Fee and Revenue Management Fee. In addition to the Base Management Fee, the Manager shall be paid a fee for centralized accounting services (the “Accounting Fee”) equal to $2,500 per Accounting Period during the Term of this Agreement and for one (1) Accounting Period after the termination of this Agreement. The Accounting Fee shall be increased each year in accordance with increases in the Consumer Price Index-Cities-All Urban Consumers (1982-84 — 100), issued by the Bureau of Labor Statistics of the United States Department of Labor. In addition, the Manager shall be paid a monthly fee for revenue management services (the “Revenue Management Fee”) equal to $1,200 per month.

Section 10.3

Technical, Procurement or Other Services. Service fees for technical or procurement services for the Hotel shall be paid to Manager or its Affiliates if and only if Owner requests such services of Manager, or any other services beyond the scope of services to be provided pursuant to this Agreement. The amount of fees shall be agreed to by Owner and Manager prior to commencing such services. Technical services include renovation coordination, design review, construction management and related services. Procurement services relate to purchase and installation of furniture, fixtures, equipment, and operating equipment of the hotel. Other services may include such services as IT Support.

Section 10.4

Takeover Expenses. Appropriate expenses incurred in connection with the Takeover Activities (the “Takeover Expenses”) shall be paid by Owner and advanced to Manager in accordance with an accounting of such expenses and any and all relevant documents to support such accounting prepared by Manager.

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ARTICLE XI

INSURANCE

Section 11.1

Insurance Coverage. Manager and/or Owner (as identified in Exhibit A) shall procure and maintain from and after the Management Commencement Date, at Owner’s cost and expense, the insurance policies as provided on Exhibit A in amounts sufficient to reasonably and adequately protect Owner and Manager against loss or damage arising in connection with the ownership, management and operation of the Hotel, as well as to satisfy the requirements of Owner’s lender and the Franchise Agreement. The Owner shall be responsible for obtaining the insurance coverages identified in Part A to Exhibit A. These policies will be in the name of Owner and will name the Manager as an additional insured. The Manager shall be responsible for obtaining the insurance coverages identified in Part B to Exhibit A. These policies will be in the name of Manager and name the Owner of the Hotel as an additional insured. All insurance policies shall be issued by insurance companies having an A.M. Best’s rating of not less than A – IX. Any insurance required to be provided by Manager in Section 11.1 may be provided under the blanket insurance policy of Manager, which policy covers other hotel properties managed by Manager. All premiums, costs and expenses shall be allocated among the properties participating under such program in accordance with generally accepted underwriting standards. Owner assumes no responsibility for, or interest in, additional premiums or proceeds (other than standard audit adjustments) generated by the blanket insurance policy of Manager. Owner shall be provided certificates evidencing the insurance coverages required pursuant to Section 11.1 on or before thirty (30) days after the Management Commencement Date, and upon any and all subsequent renewals thereof. Owner shall have the right at any time for any reasonable period of time to place property and casualty insurance coverage, and with the consent of Manager (which shall not be unreasonably withheld or delayed) any other required coverage under this Section 11.1. If Owner notifies Manager that Owner shall place the insurance coverage, Manager shall cooperate with Owner and shall terminate, with advance notice to Owner, any overlapping insurance coverage.

Section 11.2

Waiver of Subrogation - Owner Assumes Risk of Adequacy. Neither Manager nor Owner shall assert against the other, and do hereby waive with respect to each other, or against any other entity or person named as additional insureds on any policies carried under this Article XI, any claims for any losses, damages, liability or expenses (including attorneys’ fees) incurred or sustained by either of them on account of injury to persons or damage to property arising out of the operation or maintenance of the Hotel, to the extent that the same are covered by the insurance required under this Article XI. Each policy of insurance shall contain a specific waiver of subrogation reflecting the provisions of this Section 11.2, and a provision to the effect that the existence of the preceding waiver shall not affect the validity of any such policy or the obligation of the insurer to pay the full amount of any loss sustained. Owner and Manager acknowledge that they have agreed on the adequacy of the amounts of any insurance coverage provided under this Agreement.

ARTICLE XII

TERM

Section 12.1

Term. This Agreement shall be for a period commencing on the Management Commencement Date and unless sooner terminated as hereinafter provided, shall continue until the end of the Fiscal Year in which the tenth (10th) annual anniversary of the Management Commencement Date occurs (the “Term”). Thereafter, and subject to the mutual written consent of the Owner and Manager, this Agreement shall automatically renew for four (4) consecutive five (5) year renewal terms (“Renewal Terms”) unless Manager or Owner provides written notice of termination to the other party at least one hundred and eighty (180) days prior to the end of the then current term. Any reference in this Agreement to “Term” shall be deemed to be a reference to the Initial Term and any Renewal Term.

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Section 12.2

Early Termination. Owner and Manager acknowledge that, but for the Term of this Agreement and the parties’ commitment to the contemplated relationship for the Term of this Agreement, the Manager would not have made the significant investments of money and time necessary to commence and conduct services under this Agreement and foregone other opportunities. In the event that this Agreement is terminated prior to the expiration of the Term (or any Renewal Term), for any reason other than Manager Default and except as set forth in Section 12.4, then Owner shall pay to Manager the Termination Fee (as calculated below). Owner and Manager further acknowledge and agree that Manager’s damages in the event of a termination of this Agreement would be difficult or impossible to determine, including, without limitation, loss of management fees, harm to Manager’s reputation, loss of goodwill, disruption of operations, loss of contributions to budgeted system expenses and loss of a hotel with strategic significance to Manager’s system, and the Termination Fee is a fair estimate of those damages which has been agreed to in an effort to cause the amount of said damages to be certain.

Section 12.3

Termination Fee. The Termination Fee shall be the sum of the Base Management Fee estimated to be received for each Fiscal Year remaining Term of this Agreement (“Termination Fee”). The fees estimated to be received for any given Fiscal Year shall be determined by increasing the Base Management Fee for the last Fiscal Year prior to the termination of this Agreement (if there has not been one (1) full Fiscal Year under this Agreement prior to such termination, then the fees that would have been earned by Manager for the twelve (12) month period under the Annual Business Plan. Owner and Manager specifically acknowledge that the calculation of the Termination Fee must take into account, and reasonably does take into account, (1) Manager’s loss of Management Fees and the benefit of this Agreement over the full remaining Term of this Agreement, (2) the material impact of inflation on Fees over such an extended period, and (3) the inherent difficulty in predicting or quantifying the measure of damages from the non-fee components of Manager’s damages described above.

Section 12.4

Special Lender Provision. Notwithstanding any other provision of this Agreement, so long as the loan to Landlord from KeyBank National Association, or its successors or assigns, remains outstanding, this Agreement may be terminated by Owner upon 30 days prior written notice, with or without cause, and no termination fee shall be payable while the loan is outstanding.

ARTICLE XIII

DEFAULT AND REMEDIES

Section 13.1

Manager Default. This Agreement and the employment of Manager may be terminated by Owner, at its option, upon the happening of any of the following events: (a) a material breach, default, or noncompliance by Manager with any covenants contained in this Agreement; (b) operation of the Hotel by Manager in such a manner as to cause the Franchisor to require the removal of Manager as the operator of the Hotel or to give notice to the Owner of intent to terminate the Franchise Agreement (unless such termination is due to Owner’s failure to provide the funds necessary for any required capital improvements or renovations); or (c) the making by Manager of a general assignment for the benefit of creditors; or a petition of application by either party to any tribunal for the appointment of a trustee, custodian, receiver or liquidator of all or substantially all of its business, estate or assets; or the commencement by Manager of any proceeding under any bankruptcy, reorganization, arrangement, insolvency, readjustment or debt, dissolution or liquidation law of any jurisdiction, whether now or hereafter in effect.

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Section 13.2

Owner Default. This Agreement may be terminated by Manager, at its option, upon the happening of any of the following events: (a) failure of Owner to pay or reimburse Manager as stipulated in this Agreement, said termination to become effective within five (5) days after Manager having served Owner notice of the failure and Owner’s continued failure to remedy; (b) material breach, default or noncompliance by Owner with any other covenants contained in this Agreement; (c) the making by Owner of a general assignment for the benefit of creditors; or a petition of application by either party to any tribunal for the appointment of a trustee, custodian, receiver or liquidator of all or substantially all of its business, estate or assets; or the commencement by Owner of any proceeding under any bankruptcy, reorganization, arrangement, insolvency, readjustment or debt, dissolution or liquidation law of any jurisdiction, whether now or hereafter in effect.

Section 13.3

Right to Cure. Except with respect to a default under Section 13.2(a) above, the defaulting party shall have a period of thirty (30) days after receipt of written notice from the non-defaulting party to cure the matter giving rise to the default, and if the nature of the default is such that it is not reasonably susceptible to cure within a thirty (30) day period, the defaulting party shall have up to one hundred twenty (120) days after receipt of written notice to cure such default, provided the defaulting party promptly commences and diligently pursues the curing of such default.

Section 13.4

Remedies. Upon the breach of any term or condition of this Agreement by Manager and the expiration of any applicable cure period, the sole remedy of Owner shall be to terminate this Agreement without the payment of any Termination Fee to Manager; except that Owner shall be able to seek actual damages and/or equitable relief in the event that: (a) Manager solely causes a default under the Franchise Agreement, (b) Manager voluntarily ceases operations of the Hotel for more than twenty-four (24) hours; or (c) Manager commits a crime or intentional tort, as the case may be. Upon the breach of any term or condition of this Agreement by Owner and expiration of any applicable cure period, Manager can elect to terminate this Agreement and shall be entitled to the Termination Fee.

ARTICLE XIV

DAMAGE TO AND DESTRUCTION OF THE HOTEL

Section 14.1

Casualty. In the event that the Hotel shall be substantially destroyed during the term of the Agreement, by fire or other casualty, and the Owner shall elect, for any reason, not to rebuild the Hotel and other improvements, the terms of this Agreement shall cease and terminate as of the date of such destruction and no Termination Fee shall be applicable. If this Agreement is terminated pursuant to the provisions of this Section 14.1 and within a period of two (2) years from the date of termination, Owner commences the construction of a new hotel on the Land, then Manager shall be given a right of first refusal to operate the Hotel on the basis set forth in this Agreement, subject to those changes required by the changes in circumstances and for a term which remained under the Agreement prior to such termination. In the event that the Hotel shall be partially destroyed during the term of the Agreement, by fire or other casualty, and the Owner shall elect to temporarily close all or a portion the Hotel for repair and restoration, Manager shall continue to manage the Hotel and shall be entitled to all Fees described in Article X, including a monthly management fee during the period or reconstruction. The proceeds of any business interruption insurance shall be included in Gross Operating Revenues for the period for which such proceeds are payable. In addition, in the event that Owner engages the Manager to complete the renovations, Manager shall be entitled to a renovation and construction fee of five percent (5%) of the entire cost of reconstruction for the additional time and expense associated with the work as approved by Owner in writing. Upon completion of the reconstruction, Manager shall be entitled to its normal management fee as set forth in Article X.

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Section 14.2

Condemnation. If the whole or a substantial portion of the Hotel shall be taken or condemned in any eminent domain, condemnation, compulsory acquisition or like proceeding by any competent authority for any public or quasi-public use of purpose, or if such a portion thereof shall be taken or condemned as to make it imprudent or unreasonable, in either party’s reasonable opinion, to use the remaining portion as a Hotel of the type and class immediately preceding such taking or condemnation, then, in either of such events, the terms of this Agreement shall cease and terminate as of the date of such taking or condemnation and no Termination Fee shall be applicable. If this Agreement is terminated pursuant to the provisions of this Section 14.2 and within a period of two (2) years from the date of termination, Owner commences the construction of a hotel on the Land, then Manager shall be given a right of first refusal to operate the Hotel on the basis set forth in this Agreement subject to those changes required by the changes in circumstances and for a term which remained under the Agreement prior to such termination. Any condemnation award or similar compensation shall be the property of Owner, provided that Manager shall have the right to bring a separate proceeding against the condemning authority for any damages and expenses specifically incurred by Manager as a result of such condemnation.

ARTICLE XV

EARLY TERMINATION

Section 15.1

If a termination event occurs pursuant to this Agreement for any reason other than under Section 13.2(a), the party electing to terminate shall give the other party written notice of such election. On the date which is thirty (30) days after the date of such notice, Manager shall cease all activities at the Hotel and shall have no further obligations under this Agreement.

Section 15.2

If a termination occurs pursuant to Section 13.2(a), Manager shall give to Owner notice of such election. Any time thereafter, Manager may, on ten (10) days’ written notice, cease all activities at the Hotel and thereafter have no further obligations under this Agreement.

Section 15.3

Manager shall continue to operate the Hotel in good faith in accordance with the terms of this Agreement until the effective date of such termination. Manager shall peacefully vacate and surrender the Hotel to Owner on the effective date of such termination.

Section 15.4

After the notice is given, and prior to the date Manager ceases activities at the Hotel, Manager shall be paid any and all fees or expenses due it pursuant to this Agreement, and Manager shall cooperate with Owner in the orderly transfer of management to Owner or Owner’s designated agent.

Section 15.5

Manager shall assign and transfer to Owner:

1.

any interest which Manager may have or claim in and to all of Owner’s books and records, plans and specifications, architectural or engineering drawings, contracts, leases and other documents respecting the Hotel that are not Manager’s proprietary information and are in the custody and control of Manager; and

2.

all of Manager’s right, title and interest in and to all liquor, restaurant and any other licenses and permits, if any, held by Manager in connection with the operation of the Hotel; but only to the extent such assignment or transfer is permitted under the law of the state in which the Hotel is located; provided, however, that if Manager has expended any of its own funds in the acquisition of licenses or permits, Owner shall reimburse Manager therefore;

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3.

and any interest which Manager may have or claim in and to the Operating Account(s) (excluding any funds deposited in the payroll account for final payrolls) or the Reserve Fund.

Section 15.6

Non-Solicitation of Employees. During the period ending six (6) months from the termination or expiration of this Agreement, Owner shall not, directly or indirectly, hire or solicit for hire (whether as an employee, consultant or otherwise) any Key Employees of Manager, without the prior written consent of Manager. For the purposes of this Section 15.6 “solicit for hire” shall not include a general advertisement for employment not directed at employees of Manager.

ARTICLE XVI

ASSIGNMENT

Section 16.1

Assignment. Neither party shall assign or transfer or permit the assignment or transfer of this Agreement without the prior written consent of the other; provided, however, that Manager shall have the right, without such consent, to irrevocably and totally assign its interest in this Agreement to (i) any of its Affiliates, (ii) any successor by merger or consolidation with Manager, or (iii) any party succeeding to substantially all of the assets of the Manager.

ARTICLE XVII

TAXES

Section 17.1

Real Estate and Property Taxes. Upon (i) the written request of Owner and (ii) the provision of sufficient funds and the necessary documentation, and unless otherwise required by Owner’s lender, all real estate and ad valorem property taxes, assessments and similar charges on or relating to the Hotel during the Term of this Agreement shall be paid by Manager before any fine, penalty or interest is added thereto or lien placed upon the Hotel or this Agreement, unless payment thereof is, in good faith, being contested and enforcement thereof is stayed. Manager shall, within the earlier of thirty (30) days of payment or ten (10) days following written demand by Owner, furnish Owner with copies of official tax bills, assessments and evidence of payment or contest thereof. Owner, or Manager at direction of Owner, at Owner’s expense, may contract with a tax consultant firm to review assessments and tax bills, file personal property tax returns as necessary, make recommendations regarding appeals, and to manage the appeals process.

ARTICLE XVIII

INDEMNIFICATION AND LIMITATION OF LIABILITY

Section 18.1

Indemnification by Owner. Owner shall hold harmless, indemnify and defend Manager and its Affiliates and their respective agents, employees, officers, directors and shareholders (collectively, “Manager Indemnities”), from and against any action, cause of action, suit, debt, cost, expense (including, without limitation, reasonable attorneys’ fees for pre-trial, trial and appellate proceedings), claim or demand whatsoever brought or asserted by any third person whomsoever, at law or in equity, incurred by Manager Indemnities arising out of, as a result of, or in connection with the operation of the Hotel including, without limitation: (a) the performance by Manager or its Affiliates of its services hereunder, including, without limitation, any and all obligations incurred relating to any agreements with third parties entered into by Manager or Owner in connection with the management or operation of the Hotel in accordance with this Agreement; (b) any act or omission (whether or not willful, tortuous, or negligent) of Owner or any third party; or (c) any other occurrence related to the Hotel or Manager’s duties under this Agreement (except for liabilities for which Manager indemnifies Owner). Owner may apply the proceeds of any available insurance to the payment of any claim under the indemnity set for the in this Section 18.1. The provisions of this Section 18.1 shall survive the expiration or termination of this Agreement ands hall be binding upon Owner’s successors and assigns.

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Section 18.2

Indemnification by Manager. Manager shall hold harmless, indemnify and defend Owner and its Affiliates and their respective agents, employees, officers, directors and shareholders (collectively, “Owner Indemnities”), from and against any action, cause of action, suit, debt, cost, expense (including, without limitation, reasonable attorneys’ fees for pre-trial, trial and appellate proceedings), claim or demand whatsoever brought or asserted by any third person whomsoever, at law or in equity, incurred by Owner Indemnities, arising by reason of: (a) the gross negligence or willful misconduct of any Key Employees, which results in a claim for bodily injury, death or property damage occurring on, in or in conjunction with the business of the Hotel, to the extent not covered by insurance (including the deductible, if any); (b) Manager’s gross negligence or willful misconduct in the selection, hiring, training discharge or supervision of any Hotel employees; or (c) any action taken by Manager, its employee or agent, which is beyond the scope of Manager’s authority under this Agreement. Manager may apply the proceeds of any available insurance to the payment of any claim under the indemnity set for the in this Section 18.2. The provisions of this Section 18.2 shall survive the expiration or termination of this Agreement ands hall be binding upon Manager’s successors and assigns.

Section 18.3

Indemnification Procedure. Upon the occurrence of a claim of an event giving rise to indemnification, the party seeking indemnification shall notify the other party hereto and provide the other party hereto with copies of any documents reflecting the claim, damage, loss or expense. The party seeking indemnification is entitled to engage such attorneys and other persons to defend against the claim, damage, loss or expense, as it may choose. The party providing indemnification shall pay the reasonable charges and expenses of such attorneys and other persons on a current basis within twenty (20) days of submission of invoices or bills. In the event Owner neglects or refuses to pay such charges, Manager may pay such charges out of the Operating Account and deduct such charges from any amounts due Owner or add such charges to any amounts due Manager from Owner.

ARTICLE XIX

MISCELLANEOUS

Section 19.1

Severability. In the event that any portion of this Agreement shall be declared invalid by order, decree or judgment of a court, this Agreement shall be construed as if such portion had not been inserted herein except when such construction would operate as an undue hardship to Manager or Owner or constitute a substantial deviation from the general intent and purpose of said parties as reflected in this Agreement.

Section 19.2

Performance. The failure of either party to insist upon a strict performance of any of the terms or provisions of this Agreement or to exercise any option, right or remedy herein contained, shall not be construed as a waiver or as a relinquishment for the future of such term, provision, option, right or remedy, but the same shall continue and remain in full force and effect. No waiver by either party of any term or provision hereof shall be deemed to have been made unless expressed in writing and signed by such party.

Section 19.3

Relationship. The relationship of Owner and Manager shall be that of independent contractor. Nothing contained in this Agreement shall be construed to create an agency, partnership or joint venture between them or their successors in interest. Neither party shall borrow money in the name of, or pledge the credit of, the other.

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Section 19.4

Meetings. Owner shall meet with representatives of the Manager, from time to time, so that the Manager and Owner may discuss the status of operations and future plans, recommendations and projections. The meetings will be held at mutually convenient dates and locations.

Section 19.5

Consents. Except as herein otherwise provided, whenever in this Agreement the consent or approval of Owner or Manager is required, such consent or approval shall not be unreasonably withheld or delayed. Such consent or approval shall be in writing only and shall be duly executed by an authorized officer or agent of the party granting such consent or approval.

Section 19.6

Applicable Law. This Agreement shall be construed under, and governed in accordance with, the laws of the State of Texas.

Section 19.7

Mediation and Arbitration. Any controversy, dispute or claim arising out of or relating to this Agreement or the performance, enforcement, breach, termination or validity thereof, including the determination of the scope of this Agreement to arbitrate, shall first be submitted to non-binding mediation and shall thereafter be determined by final binding arbitration, and not litigation, the agreed venue for mediation and arbitration being in Houston, Texas. The mediation process shall be administered by a mutually acceptable mediator selected in accordance with the Commercial Mediation Rules of the American Arbitration Association (“AAA”). If any dispute remains unresolved between the parties after the mediation process has been completed, either party may then submit any such unresolved dispute to final and binding arbitration pursuant to the Commercial Arbitration rules of AAA, with all matters related to the enforceability of this arbitration agreement and any award rendered pursuant to this agreement to be governed by the Federal Arbitration Act, 9 U.S.C. Section 1-16. The Arbitration Tribunal shall be formed of three (3) arbitrators each of which shall have at least five (5) years’ experience in hotel operation, management, ownership or leasing, one (1) to be appointed by each party and the third (3rd) to be appointed by the American Arbitration Association. The arbitration panel may require and facilitate such discovery as it shall determine is appropriate in the circumstances, taking into account the needs of the parties and the desirability of making discovery expeditious and cost-effective. The arbitration panel shall be empowered to subpoena non-party and party witnesses for deposition and hearing to the full extent provided under the AAA Rules and the Federal Arbitration Act (or the applicable state arbitration statute if the arbitration panel is appointed pursuant to a petition filed in state court). The arbitration panel may also direct the production of documents and other information and the advance identification of witnesses to be called and documents to be admitted. The arbitration panel may issue orders to protect the confidentiality of proprietary information, trade secrets and other sensitive information before it is required to be disclosed in discovery. In addition to monetary damages, or in lieu thereof, the arbitration panel shall have the power to grant all equitable relief (both by way of interim relief and as a part of its final award) as may be granted by any court in the state where the Hotel is located. Monetary damage liability shall be limited to actual damages; the parties hereby waive the right to claim and/or receive punitive damages or exemplary relief. The arbitration panel shall determine whether and to what extent any party is a prevailing party and shall award attorneys’ fees and expenses associated with the arbitration proceeding to the “prevailing party, if any. All proceedings shall be reported by a certified shorthand court reporter and written transcripts of the proceedings shall be prepared and made available to the parties. The fees of the arbitration panel, together with all costs and expenses incurred in conducting the arbitration (but excluding the parties’ respective attorney, witness and related costs and expenses) shall be borne by the party against whom the arbitral award is made and shall be a (the) component of the arbitral award. The arbitration shall take place in Orlando, Florida, and shall be conducted in the English language. The arbitration award shall be final and binding upon the parties hereto and subject to no appeal. Arbitration expenses shall not be an expense in determining House Profit. Judgment upon the award rendered maybe entered into any court having jurisdiction, or applications may be made to such court for an order of enforcement.

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Section 19.8

Successors Bound. This Agreement shall be binding upon and inure to the benefit of Owner, its successors and assigns, and shall be binding and inure to the benefit of Manager and its permitted assigns.

Section 19.9

Headings. Headings of Articles and Sections are inserted only for convenience and are in no way to be construed as a limitation on the scope of the particular Articles or Sections to which they refer.

Section 19.10

Incorporation of Recitals. The recitals set forth in the preamble of this Agreement are hereby incorporated into this Agreement as if fully set forth herein.

Section 19.11

Force Majeure. If any one or more of the following events or circumstances that, alone or in combination, adversely affects the operation of the Hotel: fire, earthquake, storm or other casualty; strikes, lockouts, or other labor interruptions; war, acts of terrorism, rebellion, riots or other civil unrest; or any other event beyond Manager’s or Owner’s, as the case maybe, reasonable control, a party shall be excused from performance of any provision hereof to the extent that such party’s ability to comply with such provision is materially impacted by such event.

Section 19.12

Notices. Notices, statements and other communications to be given under the terms of this Agreement shall be in writing and delivered by hand against receipt or sent by certified or registered mail, return receipt requested, or by Federal Express or other similar overnight mail service:

To Owner:

Moody National Lancaster-Austin MT, LLC
6363 Woodway, Suite 110
Houston, Texas 77057
Attn: Vice President - Corporate Asset
Management
Phone: 713-977-7500
Fax: 713-977-7505

To Manager:

 Moody National Hospitality
Management, LLC
Houston, Texas 77057
Attn: Vice President - Hospitality
Phone: 714-977-7500
Fax: 713-977-7505

or at such other address as from time to time designated by the party receiving the notice.

Section 19.13

Entire Agreement. This Agreement, together with other writings signed by the parties expressly stated to be supplementing hereto and together with any instruments to be executed and delivered pursuant to this Agreement, constitutes the entire agreement between the parties and supersedes all prior understandings and writings, and may be changed only by a writing signed by the parties hereto.

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Section 19.14

Manager’s Authority Limited. Manager’s authority shall be derived wholly from this Agreement, and Manager has no authority to act for or represent Owner except as herein specified.

Section 19.15

Exclusive Compensation. The payments to be made to Manager hereunder shall be in lieu of all other or further compensation or commissions of any nature whatsoever for the services described herein and this Agreement shall be considered as a special agreement between the parties hereto covering the appointment and compensation of Manager to the exclusion of any other method of compensation unless otherwise agreed to in writing.

Section 19.16

Time. Time is of the essence with respect to this Agreement.

Section 19.17

Attorneys’ Fees. In the event of any litigation arising out of this Agreement, the prevailing party shall be entitled to reasonable costs and expenses, including without limitation, attorneys’ fees.

Section 19.18

Complimentary/Discount Policies. Manager will be permitted to provide customary gratuitous accommodations, services and amenities to such employees and representatives of Manager visiting the Hotel in connection with the Hotel’s management.

[Signatures appear on following page]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers.

OWNER:

MOODY NATIONAL LANCASTER-AUSTIN MT, LLC, a Delaware limited liability company

By:	/s/ Brett C. Moody
Name: Title:	Brett C. Moody President

MANAGER:

MOODY NATIONAL HOSPITALITY MANAGEMENT, LLC., a Texas limited liability company

By:	/s/ Brett C. Moody
Name:	Brett C. Moody
Title:	Chief Executive Officer

Exhibit A

Insurance

Insurance Requirements for Owner and Manager

PART A – OWNER REQUIREMENTS

1.

Commercial General Liability policy (with respect to the Property) with limits not less than $1,000,000 per occurrence with a $2,000,000 annual aggregate.

2.

Commercial Umbrella policy (with respect to the Property) with limits not less than $10,000,000.

3.

Business Automobile Insurance with limits not less than a $1,000,000 Combined Single Limit.

4.

Commercial Property policy insuring the building, business personal property, business income and signs at a replacement cost with agreed upon deductibles. The policy shall be written on a special causes of loss form including coverage for flood, wind and earthquake where applicable.

5.

Terrorism.

6.

Business Interruption.

7.

Boiler & Machinery.

8.

Garage Keepers Liability.

9.

Liquor Liability Insurance policy with limits not less than $1,000,000 per occurrence (Only when applicable).

10.

Insurance against the theft or damage to guests’ property in an amount not less than $25,000 per guest.

11.

Insurance against such other operating risks against which it is customary or advisable to insure in the operations of hotels of this nature.

PART B – MANAGER REQUIREMENTS

1.

Commercial General Liability policy (with respect to Management Company) with limits not less than $1,000,000 per occurrence with a $2,000,000 annual aggregate.

2.

Commercial Umbrella policy (with respect to Management Company) with limits not less than $10,000.000.

3.

Workers Compensation Insurance on all Hotel Employees in compliance with applicable statutory requirements with a $1,000,000 limit under the employer’s liability section.

4.

A blanket Fidelity bond with a limit not less than $500,000 and a deductible of no more than $25,000, or as may be reasonably requested by the Owner.

5.

Employment Practices Liability insurance policy covering all employees with a limit of not less than $1,000,000 per occurrence.

6.

Management Errors and Omissions policy with limits of at least $1,000,000 per occurrence.

7.

Insurance covering such other hazards an in such amounts as may be customary for comparable properties in the areas of the Hotel as may be reasonably requested by the Owner.

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